U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 8, 2008

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 8, 2008, Emeritus Corporation (the “Company”) entered into a credit agreement with Wells Fargo Bank, National Association which provides a $25.0 million unsecured revolving line of credit.  The credit agreement permits the Company to borrow from time to time up to $25.0 million on an unsecured basis.  The credit agreement includes a letter of credit feature that allows the Company to obtain letters of credit from the lender, provided that the undrawn amount of any outstanding letters of credit (and any borrowings outstanding under the credit agreement) does not exceed $25.0 million.  Amounts outstanding under the line of credit mature on February 15, 2009.  Outstanding borrowings will bear interest at a variable rate of one half of one percent (0.5%) below Wells Fargo’s prime rate.  Interest is payable on a monthly basis.  The Company may partially or wholly repay borrowings and reborrow provided that the total outstanding borrowings may not at any time exceed $25.0 million.  The Company is required to pay an unused commitment fee of a quarter percent per annum (0.25%) on the average daily unused amount of the line of credit.  The commitment fee is payable on a quarterly basis.  In addition, the Company is required to pay fees equal to one percent of the face amount of every letter of credit issued as well as the negotiation fees on each letter.  The Company must maintain a zero balance on advances for 30 consecutive days during each fiscal year.

The line of credit agreement contains a fixed charge coverage ratio covenant. The agreement also contains customary affirmative and negative covenants, including, among other things, covenants regarding the delivery of financial statements, certificates and notice requirements, payment obligations (including taxes), preservation of existence, maintenance of properties and insurance policies, compliance with laws, keeping of records and use of proceeds, minimum liquidity, and limitations on incurring indebtedness.

The line of credit agreement contains certain events of default including, among other things, non-payment of principal, interest or fees, violation of covenants, invalidity of any loan document, material judgments, bankruptcy and insolvency events and change of control. Upon an event of default, Wells Fargo may accelerate the loans and terminate lending.  In the event of default, interest on the outstanding amount of the indebtedness shall bear interest at a rate per annum equal to four percent (4%) in excess of the interest rate in effect at that time.

The Company intends to use the line of credit for general business purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the credit agreement with Wells Fargo, National Association, as set forth in Item 1.01 of this report, is incorporated by reference.

Item 8.01                       Other Events

The Company issued a press release on February 11, 2008, announcing the obtaining of a line of credit.  A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                       Financial Statement and Exhibits.

(d)            Exhibits

Exhibit No.                                            Description

10.69.01	Credit Agreement dated January 17, 2008 and entered into effective February 8, 2008 by and between Emeritus Corporation and Wells Fargo Bank, National Association.
10.69.02	Revolving Line of Credit Promissory Note dated January 17, 2008 and entered into effective February 8, 2008 in the principal amount of $25 million payable to Wells Fargo Bank, National Association.
99.1	Press Release dated February 11, 2008, EMERITUS OBTAINS LINE OF CREDIT.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

February 12, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President-Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                            Description

10.69.01	Credit Agreement dated January 17, 2008 and entered into effective February 8, 2008 by and between Emeritus Corporation and Wells Fargo Bank, National Association.
10.69.02	Revolving Line of Credit Promissory Note dated January 17, 2008 and entered into effective February 8, 2008 in the principal amount of $25 million payable to Wells Fargo Bank, National Association.
99.1	Press Release dated February 11, 2008, EMERITUS OBTAINS LINE OF CREDIT.